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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                                            SYMBOL: LANC
Thursday, April 29, 2004                                         TRADED: Nasdaq

            LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

         COLUMBUS, Ohio, Apr. 29 -- Lancaster Colony Corporation (Nasdaq: LANC) today reported net income of $16,045,000 or 45 cents per basic and diluted share for the company's third fiscal quarter ended March 31, 2004. For the corresponding quarter a year ago, net income totaled $18,047,000 or 50 cents per basic and diluted share. Third quarter net sales increased four percent to $269 million versus net sales of $260 million in the third quarter last year.

         Net income for the latest quarter included pretax income of $0.8 million (one cent per share after taxes) related to the liquidation of LIFO inventories carried at substantially lower prior years' costs. In the third quarter last year, net income included a similar LIFO pretax benefit of $2.4 million (four cents per share after taxes).

         For the nine months ended March 31, 2004, net income reached $62,395,000 compared to $90,582,000 earned in the first nine months a year ago. Diluted earnings per share were $1.74 compared to $2.49 a year ago. Nine months net sales were $827 million compared to $843 million last year.

         The most recent nine-months results included pretax income of $2.0 million (three cents per share after taxes) associated with a second quarter distribution under the Continued Dumping and Subsidy Offset Act (CDSOA). In the prior year, the pretax CDSOA distribution was $39.2 million (67 cents per share after taxes). Also received in the current year's second quarter was a pretax bad-debt recovery of $1.2 million (two cents per share after taxes). Pretax LIFO-related income for the nine months totaled $3.4 million (six cents per share after taxes) compared to $5.1 million (nine cents per share after taxes) in the corresponding period a year ago. The prior year's nine months results also included a pretax provision of $4.9 million (eight cents per share after taxes) for the restructuring of the company's consumer glassware business.

         John B. Gerlach, Jr., chairman and CEO, said, "We were pleased with the third-quarter growth in sales and operating income that was achieved by our Specialty Foods group. Consolidated results remained challenged by weaker nonfood volumes and by higher materials costs, especially for soybean oil and dairy-related ingredients."

         Specialty Foods sales in the third quarter increased 11 percent to $157 million with both retail and foodservice volumes running ahead of the comparable quarter a year earlier. Operating income was up three percent to $24.1 million. Mr. Gerlach said, "Nearly a third of this segment's sales increase was

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PAGE 2 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

attributable to Warren Frozen Foods, Inc., acquired in December 2003. Historically high costs of soybean oil adversely affected our dressings and sauces margins and had an impact of more than $1 million in the third quarter and over $4.5 million in the nine months."

         Automotive sales declined seven percent to $57 million in the third quarter. Operating income for the quarter declined to $2.0 million from $4.9 million a year ago. Mr. Gerlach stated, "Similar to the second quarter, our sales were affected by the loss of an OEM program for aluminum accessories that was not fully offset by other gains. Raw materials costs remained above year-ago levels, and lower floormat production affected overhead absorption."

         Glassware and Candles sales totaled $56 million, a three percent decline. Operating income for the quarter declined to $1.1 million versus $2.3 million in the year-ago quarter. In addition to the varying amounts of LIFO-related income, operating income comparisons for the third quarter were affected by the $1.4 million prior-year impairment charge related to certain glass molds. Mr. Gerlach stated, "Although retail candle demand remains unsettled, our third quarter candle sales comparison was favorable. The prior year's volume also benefited from the introduction of a broad new line of Candle-lite candles. For this segment, lower production and competitive pricing have led to compressed margins. We believe our candle operations are more efficient than a year ago, and we continue our efforts to sustain improvement in our consumer glassware manufacturing."

         Mr. Gerlach concluded, "We were pleased to return to top-line growth in the third quarter. A current concern is the continuing trend toward higher materials costs, particularly food ingredients. Warren Foods performed to our expectations, and we look forward to expanding the market presence of Warren products. We continue to focus on new product development, and we recognize the need to reduce our costs, especially in our nonfood operations where growth is most challenging. Looking ahead, we believe our debt-free balance sheet and solid cash flows provide a firm foundation for future growth."

            The company's third quarter conference call is scheduled for this morning, April 29, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company's Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.

         This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. Actual results may differ as a result of factors over which the company has no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in raw materials costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. The company undertakes no obligation to publicly update such forward-looking statements. More detailed statements regarding significant events which could affect the company's financial results are included in the company's Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

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PAGE 3 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

                          LANCASTER COLONY CORPORATION
                  CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                     (In thousands except per-share amounts)

                                                    Three Months Ended              Nine Months Ended
                                                         March 31,                      March 31,
                                                    2004           2003            2004           2003
                                                 -------------------------------------------------------
Net sales                                        $ 269,463      $ 259,535       $ 827,311      $ 843,025
Cost of sales                                      219,659        205,962         656,649        657,534
                                                 ---------      ---------       ---------      ---------
Gross margin                                        49,804         53,573         170,662        185,491
Selling, general & administrative expenses          24,401         24,629          73,473         75,751
Restructuring and impairment charge                   --              (84)           --            4,861
                                                 ---------      ---------       ---------      ---------
Operating income                                    25,403         29,028          97,189        104,879
Interest income and other - net                        457            (47)          3,283         40,407
                                                 ---------      ---------       ---------      ---------
Income before income taxes                          25,860         28,981         100,472        145,286
Taxes based on income                                9,815         10,934          38,077         54,704
                                                 ---------      ---------       ---------      ---------
Net income                                       $  16,045      $  18,047       $  62,395      $  90,582
                                                 =========      =========       =========      =========
Net income per common share:(a)
    Basic                                        $     .45      $     .50       $    1.75      $    2.49
    Diluted                                      $     .45      $     .50       $    1.74      $    2.49

Cash dividends per common share                  $     .23      $     .20       $     .66      $     .58

Weighted average common shares outstanding:
    Basic                                           35,736         36,013          35,740         36,310
    Diluted                                         35,814         36,064          35,814         36,366

(a) Based on the weighted average number of shares outstanding during each period.


                          LANCASTER COLONY CORPORATION
                    BUSINESS SEGMENT INFORMATION (Unaudited)
                                 (In thousands)

                                                    Three Months Ended              Nine Months Ended
                                                         March 31,                      March 31,
                                                    2004           2003            2004           2003
                                                 -------------------------------------------------------
NET SALES
    Specialty Foods                              $ 156,748      $ 140,959       $ 475,453      $ 452,908
    Glassware and Candles                           55,658         57,274         184,493        207,237
    Automotive                                      57,057         61,302         167,365        182,880
                                                 ---------      ---------       ---------      ---------
                                                 $ 269,463      $ 259,535       $ 827,311      $ 843,025
                                                 =========      =========       =========      =========
OPERATING INCOME
    Specialty Foods                              $  24,085      $  23,342       $  81,494      $  83,914
    Glassware and Candles                            1,147          2,279          11,017         12,252
    Automotive                                       2,025          4,937           9,480         13,381
    Corporate expenses                              (1,854)        (1,530)         (4,802)        (4,668)
                                                 ---------      ---------       ---------      ---------
                                                 $  25,403      $  29,028       $  97,189      $ 104,879
                                                 =========      =========       =========      =========

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PAGE 4 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS


                          LANCASTER COLONY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                               March 31,     June 30,
                                                                 2004          2003
                                                              ------------------------
                                                              (Unaudited)
ASSETS
Current assets:
   Cash and equivalents                                        $159,377      $142,847
   Receivables - net of allowance for doubtful
      accounts                                                  106,195        88,583
   Total inventories                                            148,852       159,412
   Deferred income taxes and other current assets                28,635        23,543
                                                               --------      --------
      Total current assets                                      443,059       414,385
Net property, plant and equipment                               163,665       161,111
Other assets                                                    103,254        92,220
                                                               --------      --------
         Total assets                                          $709,978      $667,716
                                                               ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                            $ 42,708      $ 41,983
   Accrued liabilities                                           45,136        42,940
                                                               --------      --------
      Total current liabilities                                  87,844        84,923
Other noncurrent liabilities and deferred income taxes           38,799        35,128
Shareholders' equity                                            583,335       547,665
                                                               --------      --------
         Total liabilities and shareholders' equity            $709,978      $667,716
                                                               ========      ========

SUBJECT TO YEAR-END AUDIT.

                                     # # # #



FOR FURTHER INFORMATION:    John B. Gerlach, Jr., Chairman and CEO, or
                            John L. Boylan, Vice President, Treasurer and CFO
                            Lancaster Colony Corporation
                            Phone: 614/224-7141
                            --or--
                            Investor Relations Consultants, Inc.
                            Phone: 727/781-5577 or E-mail: lanc@mindspring.com